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                                                                    EXHIBIT 99.1

                      Planar Completes Acquisition of DOME,
                     Updates Guidance to Reflect Combination

Beaverton, Ore., April 23, 2002 - Planar Systems Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display solutions, has completed its acquisition of DOME Imaging Systems of Waltham, Massachusetts.

     "This acquisition fits perfectly with Planar's strategic objectives," said Balaji Krishnamurthy, president and CEO. "It provides us quick access to a rapidly growing market segment we've targeted, and the new talent and products complement our existing team and line-up of medical display solutions extremely well."

     The purchase price of $61 million was comprised of $49 million in cash, $3 million in new Planar shares issued to certain DOME stockholders and about $9 million in the value of existing DOME stock options assumed by Planar. A new $40 million, LIBOR-based debt facility and cash-on-hand were Planar's sources of cash funding. The company's cash balance following the transaction is about $11 million, and its fully diluted share count is expected to increase by about 600,000 shares as a result of the transaction.

     Privately held since its founding in 1989, DOME has been a leading innovator of high-performance display systems for image-intensive healthcare applications. The transaction has united two market leaders with complementary product lines and a combined 30-year presence serving the premier medical equipment manufacturers and healthcare institutions worldwide.

     In calendar 2001, DOME recorded sales of about $28 million and, as a percentage of sales, achieved gross margins above 60 percent and operating income of about 28 percent. In the quarter ended March 31, 2002, DOME recorded sales of about $10 million.

     "I'm very pleased to be welcoming the 68 employees in our new Waltham facility to the Planar community," continued Krishnamurthy. "The business plan going forward does not call for major changes in staffing levels, rather we're looking forward to the collaboration of these knowledgeable and experienced people within the Planar team. For example, product development and software expertise in Waltham will be leveraged in other projects underway in Planar, while our established competencies in offshore production and supply chain management will be deployed there."

     DOME has achieved the leading share of the markets it serves with high-performance flat-panel monitors, controller boards for use in both flat-panel and CRT displays, image calibration devices and image-enabling software. DOME's referral- and diagnostic-quality flat-panel monitors round out Planar's medical display systems to span the range of imaging needs of the company's growing list of customers. The move toward digital images and electronic patient record keeping in healthcare is driving the growth in the medical markets Planar serves.

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     Research and development work valued at $2.3 million, which DOME had in process at the time of the transaction, will be recorded as a one-time charge in Planar's third quarter of fiscal 2002, impacting net income by an estimated $0.16 per fully diluted share. Amortization of intangible assets associated with the transaction will be at a rate of $2.8 million per year over the first two years, stepping down thereafter until all such assets are fully amortized.

     "As we have indicated since the announcement of our intent to purchase DOME, this acquisition is expected to be accretive to Planar's bottom line," said Krishnamurthy. "Including new interest expense and the amortization of intangible assets, but excluding the one-time charge for in-process R&D, we expect accretion of about five cents per fully diluted share in fiscal 2002."

BUSINESS OUTLOOK

     The following statements are forward looking, and actual results may differ materially. Based on current expectations, performance to-date and the inclusion of the DOME business for the remaining five months of the fiscal year, the company's expectations for the fiscal year ending September 27, 2002, are as follows:

     . The company expects sales of approximately $205 million, including about $15 million in sales from the DOME business and between $45 million and $50 million from the desktop monitor business.

     . The company currently expects net income to be about $0.77 per fully diluted share. This includes the DOME business, which is estimated to contribute $0.05 per fully diluted share after new interest expense of $0.04 per fully diluted share and amortization of intangibles of $0.06 per fully diluted share, and also includes the one-time charge for in-process R&D of $0.16 per fully diluted share.

     Krishnamurthy and CFO Steve Buhaly will conduct a conference call today at 5:00 p.m. Eastern/2:00 p.m. Pacific to discuss the acquisition and the updated financial guidance. Members of the public are welcome to listen to the call via webcast, accessed from www.planar.com or numerous investor-oriented Web sites.
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ABOUT PLANAR

     Planar Systems is a worldwide leader in the development and marketing of electronic information display systems. The company specializes in collaborative relationships with customers, designing and producing flat-panel display solutions ranging from desktop monitors for the office to high-performance displays for challenging field applications in medical, industrial and transportation markets. Founded in 1983 and publicly traded on The Nasdaq National Market as 'PLNR', Planar is headquartered in Oregon, USA, and operates manufacturing and sales in the United States and Europe. For more information please visit www.planar.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995:

Statements by Balaji Krishnamurthy and the statements in the business outlook above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: domestic and international business and economic conditions, changes in growth in the flat panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, continued success in technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission filings. In addition, actual results could vary materially from the description contained herein due to the risks inherent in the acquisition of businesses and technologies, including integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, the timing and successful completion of technology and product development through volume production and risks that the acquisition can not be completed successfully or that anticipated benefits are not realized. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

PLANAR is a registered trademark of Planar Systems, Inc.

CONTACT:
Stewart Clark, Investor Relations Director
503-748-6984 / stewart_clark@planar.com
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